Exhibit 97.1

NOMADAR CORP.

CLAWBACK POLICY

Introduction

Nomadar Corp. (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and foster a culture of business ethics, integrity and accountability, and that, among other purposes, reinforces the Company’s incentive compensation philosophy.

The Board of Directors (the “Board”) therefore adopts this policy to provide for the Company’s recovery of certain compensation in the event of an accounting restatement of the Company’s financial statements resulting from material noncompliance with applicable financial reporting requirements under the federal securities laws (this “Policy”).

This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and Nasdaq listing rule 5608, “Recovery of Erroneously Awarded Compensation.”

General Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee of the Board, in which case references herein to the Board shall be deemed to be references to the Compensation Committee of the Board. Any determinations made by the Board in respect of this Policy, or to matters as to this Policy’s amendment, enforcement, or otherwise, shall be final and binding on all individuals governed under this Policy as well as any related actions or procedures carried out by the Company’s Executive Officers (as defined herein) that are deemed necessary, appropriate, or advisable to effectuate the purposes of this Policy.

Applicability

This Policy applies to the Company’s current and former Executive Officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed (such as Section 303A.14 of the New York Stock Exchange’s listing standards or Rule 5608 of Nasdaq’s listing rules, which are each approved by the U.S. Securities and Exchange Commission (the “SEC”) to implement Rule 10D-1 promulgated under the Exchange Act).

For purposes of this Policy, “Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller); any vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance); any other officer who performs a policy-making function; and any other person who performs a function similar to a policy-making function on behalf of the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed Executive Officers of the Company if they perform such policy-making or similar functions for or on behalf of the Company.

This Policy also applies to other senior executives, employees, or classes of employees of the Company as may be determined by the Board in its sole discretion from time to time (together with Executive Officers, “Covered Persons”).

Recoupment

If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with financial reporting requirements under the applicable federal securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period) (an “Accounting Restatement”), without regard to any fault or misconduct of a Covered Person, then, the Board shall mandate the Company’s recovery, in the form of reimbursement, or forfeiture, as applicable (“Recoupment”), of any Excess Incentive Compensation (as defined herein) received by a Covered Person, provided that:

(a) the receipt of any such Excess Incentive Compensation by a Covered Person occurred after the Covered Person became a Covered Person;

(b) the Covered Person served as a Covered Person at any time during the performance period applicable to the Covered Person’s Incentive Compensation (as defined herein);

(c) the Company had a class of securities listed on a national securities exchange or a national securities association during the Covered Person’s service as a Covered Person and during the performance period applicable to the Covered Person’s Incentive Compensation; and

(d) the receipt of the Excess Incentive Compensation by the Covered Person occurred during the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement, or during any transition period (that results from a change in the Company’s fiscal year) within or immediately following such three completed fiscal years.

For purposes of this Policy, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months is a completed fiscal year.

For purposes of this Policy, any Incentive Compensation is deemed to be “received” by a Covered Person at the point in time when a Financial Reporting Measure (as defined herein), as specified in a Covered Person’s incentive compensation agreement (or other equity or incentive compensation plan of the Company) providing for a Covered Person’s compensation that is contingent upon or tied to the attainment of a Financial Reporting Measure, is attained during the relevant fiscal period of the Company.

Therefore, under this Policy, a Covered Person is deemed to receive Incentive Compensation even if, for instance, the payment or grant of Incentive Compensation occurs after the end of the relevant fiscal period of the Company.

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For purposes of this Policy, the date on which the Company is required to prepare an Accounting Restatement is deemed to have occurred on the earlier of (i) the date the Board concludes, or reasonably should have concluded, that the Company’s previously issued financial statements contain a material error and (ii) the date a court, regulator, or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error.

The Company’s obligation to seek Recoupment of a Covered Person’s Excess Incentive Compensation is not dependent on whether or when the restated financial statements are filed with the SEC.

Incentive Compensation; Financial Reporting Measures

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.1

Incentive Compensation includes (but is not limited to):

●	Annual bonuses and other short- and long-term cash incentives;

●	Stock options;

●	Stock appreciation rights;

●	Restricted stock;

●	Restricted stock units;

●	Performance shares; and

●	Performance units.

For purposes of this Policy, “Financial Reporting Measure” means a measure that is determined and presented in accordance with the generally accepted accounting principles used in preparing the Company’s financial statements, or any measure that is derived wholly or in part therefrom. For avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

Financial Reporting Measures include (but are not limited to):

●	Company stock price;

●	Total shareholder return;

1 Equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or exclusively based on subjective goals or goals unrelated to Financial Reporting Measures do not constitute Incentive Compensation under this Policy.

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●	Revenues;

●	Net income;

●	Earnings before interest, taxes, depreciation and amortization, EBITDA, or adjusted EBITDA;

●	Funds from operations;

●	Liquidity measures, such as working capital or operating cash flow;

●	Return measures, such as return on invested capital or return on assets; and

●	Earnings measures, such as earnings per share.

Excess Incentive Compensation

The amount subject to Recoupment is any Incentive Compensation received by a Covered Person that is determined by the Board, in good faith and upon the exercise of due care, to have been based on erroneous information that caused the Company’s material noncompliance with financial reporting requirements under the federal securities laws (without regard to any fault or misconduct of a Covered Person), which would not have been received by a Covered Person had the Incentive Compensation of a Covered Person been based on the restated financial statements’ results (“Excess Incentive Compensation”).

If the Board cannot calculate Excess Incentive Compensation received by a Covered Person from the information in an Accounting Restatement (i.e., the amount of Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement), then, the Board shall determine such Excess Incentive Compensation based on a reasonable estimate of the effect of such Accounting Restatement on the applicable Financial Reporting Measures upon which the Excess Incentive Compensation was received and in consideration of all facts relevant to the Company’s Recoupment of Excess Incentive Compensation received by a Covered Person in the circumstances.

The Company shall maintain documentation of any such reasonable estimates and provide such documentation, when and if reasonably requested, to the applicable national securities exchange on which the Company’s securities are listed in accordance with the applicable standards or rules of the national securities exchange.

With respect to Incentive Compensation based in part or whole on stock price or measures of shareholder return, the Board shall calculate Excess Incentive Compensation relating thereto in such manner as the Board deems appropriate or reasonable.

In no event shall the Company be required to award a Covered Person additional Incentive Compensation if the restated financial statements’ results would have resulted in the provision of Incentive Compensation that is higher in monetary value relative to the monetary value received by a Covered Person prior to the Accounting Restatement.

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Recoupment Method

The Board shall determine in its sole discretion, to be exercised in good faith, and not inconsistent with applicable law, the method for Recoupment of a Covered Person’s Excess Incentive Compensation, which may include, without limitation, one or more of the following acts:

(a)	mandating reimbursement of cash-based Incentive Compensation previously paid to a Covered Person;

(b)	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based Incentive Compensation of a Covered Person;

(c)	offsetting the recouped amount from any compensation otherwise owed by the Company to a Covered Person;

(d)	cancelling outstanding vested or unvested equity-based Incentive Compensation of a Covered Person; and

(e)	taking any other remedial and recovery action not disallowed by applicable law, as determined by the Board, consistent with Sections 4, 6, 10, and 13 under this Policy.

The Board shall, in the exercise of its fiduciary duty to safeguard the assets of the Company (including the time value of any potentially recoverable Incentive Compensation), and, in the light of the particular facts and circumstances of a Covered Person who is determined by the Board to owe Excess Incentive Compensation to the Company, pursue the most appropriate balance of cost and speed in determining the means to seek Recoupment of a Covered Person’s Excess Incentive Compensation.

Consistent with this Section 7 and Rule 10D-1 of the Exchange Act, regardless of the means of Recoupment used, the Board intends that Recoupment of a Covered Person’s Excess Incentive Compensation shall be effected by the Company reasonably promptly. The Board further intends that the administration of this Policy shall abide by the Company’s recognition that what is reasonable may depend on the additional cost incident to Recoupment.

No Indemnification

In no event shall the Company indemnify any Covered Persons against the loss of any incorrectly awarded Incentive Compensation pursuant to Rule 10D-1 of the Exchange Act and applicable stock exchange listing rules.

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Cooperation

Covered Persons shall facilitate the Company’s compliance with its disclosure obligations relating to this Policy in accordance with the requirements of the federal securities laws and applicable stock exchange listing rules.

Interpretation

Consistent with Section 2 of this Policy, the Board shall be authorized to construe and interpret this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy in accordance with the Company’s constitutional documents.

This Policy memorializes the Board’s intention that this Policy be interpreted in a manner that is consistent with Section 10D of the Exchange Act and any applicable rules, regulations, or standards adopted by the SEC (such as Rule 10D-1) and those adopted by the national securities exchange on which the Company’s securities are listed as well as any other relevant law, in each case as in effect from time to time (the “Applicable Rules”).

To the extent the Applicable Rules require recovery of Incentive Compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive Compensation to the fullest extent required by the Applicable Rules.

Effective Date

This Policy is effective as of December 12, 2024 (the “Effective Date”) and shall be duly adopted by the Board in accordance with the Company’s constitutional documents. This Policy shall apply to all Incentive Compensation that is received by Covered Persons on or after the Effective Date.

Amendment; Termination

Consistent with Section 2 of this Policy, the Board may amend this Policy from time to time in its sole discretion and shall amend this Policy as the Board deems necessary or proper to (i) reflect any modification to the rules and regulations adopted by the SEC interpreting Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations adopted by the SEC under Section 10D of the Exchange Act and to (ii) comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

The Board may, but is not required to, reassess the contents of this Policy on a yearly basis as part of the Company’s analysis of material risks.

The Board may terminate this Policy at any time, subject to compliance with any applicable rules or standards of a national securities exchange on which the Company’s securities are then listed.

Other Recoupment Rights

The Board intends that this Policy shall be applied to the fullest extent of the law.

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In the Board’s good-faith determination, the Board may require that any employment agreement, equity award agreement, or similar enforceable agreement by and between the Company and a Covered Person entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, be amended and restated, or otherwise validly modified or supplemented, under the governing law of any such agreement, to require a Covered Person to agree to abide by the terms of this Policy.

All of the Company’s actions or powers associated with Recoupment contemplated by this Policy are in addition to, and not in lieu of, any contract or other rights of a compensation-recovery nature that may be available to the Company (including, without limitation, any right of repayment, forfeiture, or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”)).

Any amounts paid to the Company in accordance with Section 304 of SOX shall be considered by the Company in determining any amounts recovered under this Policy.

The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy restricts the Company from seeking Recoupment under any other compensation recoupment-based policy or any applicable provisions in plans, agreements, awards, or other arrangements that contemplate the recovery of compensation from a Covered Person.

If a Covered Person fails to repay Excess Incentive Compensation that is owed to the Company under this Policy, then, the Company shall take all appropriate action to recover such Excess Incentive Compensation from the Covered Person, and the Covered Person shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Excess Incentive Compensation.

Impracticability

The Board shall mandate Recoupment of any Excess Incentive Compensation of a Covered Person in accordance with this Policy unless effecting Recoupment would be impracticable, as the Compensation Committee of the Board may so determine (i) in consistence with its fiduciary duties owed to the Company’s shareholders and (ii) in accordance with Rule 10D-1 of the Exchange Act and the applicable listing standards of the national securities exchange on which the Company’s securities are traded.

Under Rule 10D-1 of the Exchange Act, a company’s obligation to recover any erroneously awarded compensation is subject only to the following limited instances in which recovery would be considered impracticable:

(a)	The direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered after a company has made and documented a reasonable attempt to recover;

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(b)	Recovery would violate home country law where that law was adopted prior to November 28, 2022, and the issuer provides an opinion of home country counsel to the securities exchange on which the Company’s securities are traded; or

(c)	Recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet the requirements of the Internal Revenue Code of 1986, as amended.

Therefore, the Board intends that this Policy shall be implemented in a manner that follows the aforementioned exceptions (as applicable to the Company), and that Recoupment of any Excess Incentive Compensation of a Covered Person under this Policy shall be mandatory unless one of the exceptions under Rule 10D-1 of the Exchange Act apply.

Severability

If any provision of this Policy or the application of such provision to any Covered Person shall be adjudicated to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal, or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators, or other legal representatives.

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NOMADAR CORP.

CLAWBACK POLICY

ACKNOWLEDGEMENT AND AGREEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Nomadar Corp. (the “Company”) Clawback Policy (the “Policy”).

By signing this Acknowledgement and Agreement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy, and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Excess Incentive Compensation (as defined in the Policy) reasonably promptly to the Company to the extent required by, and in a manner consistent with, the Policy.

In addition, by signing below, the undersigned acknowledges that the Policy applies to all Incentive Compensation (as defined in the Policy); agrees to waive any legal right that might conflict or otherwise interfere with the Company’s Recoupment (as defined in the Policy) of any Excess Incentive Compensation in consistence with the terms of the Policy; and acknowledges that the Company may seek Recoupment of any Excess Incentive Compensation through any method of recovery it deems appropriate or necessary under the circumstances (which may include offsetting against any compensation payable to the undersigned, among other methods of recovery), as contemplated by Sections 7 and 13 under the Policy.

COVERED PERSON

Signature

Printed Name

Date

2 Note to Company: With respect to any person who has a clawback/recoupment provision term in his or her employment or incentive award agreement with the Company, this Acknowledgement and Agreement Form should expressly refer to such agreement and state that this form is an express amendment of that agreement.